EXHIBIT 99.1


                         SIGNAL PHARMACEUTICALS, INC.
                               5555 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121


                                      PROXY

     The undersigned hereby appoints Alan J. Lewis, Ph.D. and Bradley B. Gordon and each of them, as the attorneys and proxies of the undersigned, with power of substitution, to vote all shares of the stock of Signal Pharmaceuticals, Inc., a California corporation (the "Company"), which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the offices of the Company, 5555 Oberlin Drive, San Diego California, on , 2000 at 9:00 a.m., and at any continuation or adjournment thereof, with the same force and effect as the undersigned might or could do if personally present thereat, as set forth below and in their discretion upon any other business that may properly come before the meeting.

     1. To approve and adopt the Agreement and Plan of Merger, dated June 29, 2000, by and among Celgene Corporation, a Delaware corporation ("Celgene"), Celgene Acquisition Corp., a California corporation and wholly-owned subsidiary of Celgene, and the Company (the "Merger Agreement") and to approve the principal terms of the merger described in the Merger Agreement, all as more fully described in the proxy statement/prospectus dated , 2000 (check one box).

     [ ] For           [ ] Against           [ ] Abstain

     2. To approve the conversion of all outstanding shares of the Company's preferred stock into shares of the Company's common stock immediately prior to the merger contemplated by the Merger Agreement, as more fully described in the proxy statement/prospectus dated , 2000 (check one box).

     [ ] For           [ ] Against           [ ] Abstain

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS MADE AS TO ANY INDIVIDUAL ITEM HEREIN, IT IS INTENDED THAT SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS SPECIFIED HEREIN.

     Both of said attorneys and proxies or their substitutes as shall be present and act at the meeting, or if only one be present and act then that one shall have and may exercise all of the powers of both of said attorneys and proxies hereunder.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders to be held on , 2000 and the accompanying proxy statement/prospectus.

     WITNESS the signature of the undersigned this day of , 2000.
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                                        Printed name of shareholder





                                        Signature(s)



                                        Title, if applicable



                                      Date

NUMBER OF SHARES HELD:

Common  Stock
Series A  Preferred  Stock
Series B  Preferred  Stock
Series C  Preferred  Stock
Series D  Preferred  Stock
Series E  Preferred  Stock
Series F  Preferred  Stock
Series F-1 Preferred Stock